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                                                                    EXHIBIT 99.1

[FEDERAL SIGNAL CORPORATION LOGO]

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CONTACT: Stephanie K. Kushner                           RELEASE DATE:  IMMEDIATE
         (630) 954-2020


                      FEDERAL SIGNAL CORPORATION ANNOUNCES
             DEPARTURE OF FIRE RESCUE GROUP PRESIDENT, HAROLD PINTO


Oak Brook, Illinois, July 8, 2004 - Federal Signal today announced that Harold Pinto, president of the company's Fire Rescue Group, is leaving the company to pursue other interests. Pinto joined the company in March of 2002. The Fire Rescue Group is headquartered in Ocala, Florida, and had revenues totaling $416 million in 2003.

The company has retained an executive search firm to perform an accelerated search for Mr. Pinto's replacement. In the interim, the senior management team for the Fire Rescue Group will report directly to Robert D. Welding, president and chief executive officer.

Mr. Welding stated, "During this interim period, I will be working closely with the Fire Rescue Group senior management team to accelerate key operational improvement initiatives that are already underway. My plan is to devote the necessary time and resources to the business so we don't lose momentum in these initiatives. We wish Harold well in his future endeavors."

Federal Signal is a global manufacturer of leading niche products in four operating groups: environmental vehicles and related products, fire rescue vehicles, safety and signaling products, and consumable industrial tooling. Based in Oak Brook, Illinois, the company's shares are traded on the New York Stock Exchange under the symbol FSS.

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